Exhibit 99.1

B&G Foods Reports Strong First Quarter Net Sales and Earnings Growth

— Reaffirms Fiscal 2012 Guidance —

Parsippany, N.J., April 19, 2012—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2012, reporting strong net sales and earnings growth.

Key Quarter and Outlook Highlights

•                  Net sales increased 19.7% to $157.3 million

•                  Net income increased 26.1% to $16.8 million

•                  Diluted earnings per share increased 29.6% to $0.35

•                  EBITDA* increased 29.0% to $42.6 million

•                  EBITDA guidance remains at $166.0 million to $170.0 million for the full year

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “We are very pleased with the record results for the quarter; our significant growth in net sales, net income and EBITDA in the first quarter reflects solid performance of the Culver Specialty Brands in our first full quarter following the acquisition. The acquisition produced results in line with our projections and has been very accretive to the overall performance of our business. Our base business, meanwhile, saw price gains as projected that more than compensated for a modest weakness in sales, caused in part by retailer and distributor inventory reductions and a warmer than usual Winter.  For the full year, we are reaffirming our adjusted EBITDA guidance of $166 million to $170 million.”

Financial Results for the First Quarter of 2012

Net sales for the first quarter of 2012 increased 19.7% to $157.3 million from $131.4 million for the first quarter of 2011.  Net sales of the Culver Specialty Brands, which B&G Foods acquired at the end of November 2011, contributed $25.6 million to the overall increase.  The remaining $0.3 million net sales increase was attributable to $2.5 million of sales price increases largely offset by a $2.2 million unit volume decrease for the base business.

Gross profit for the first quarter of 2012 increased 26.7% to $56.8 million from $44.9 million in the first quarter of 2011.  Gross profit expressed as a percentage of net sales increased 2.0 percentage points to 36.1% for the first quarter of 2012 from 34.1% in the first quarter of 2011.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to pricing gains of $2.5 million and a sales mix shift to higher margin products (primarily due to the Culver Specialty Brands acquisition), partially offset by commodity cost increases.  Operating income increased 31.2% to $38.2 million for the first quarter of 2012, from $29.1 million in the first quarter of 2011.

*                 Please see “About Non-GAAP Financial Measures” below for the definition of the term EBITDA and a reconciliation of EBITDA to the most comparable GAAP financial measures.

Net interest expense for the first quarter of 2012 increased $3.8 million or 46.4% to $12.0 million from $8.2 million for the first quarter of 2011.  The increase in net interest expense for the first quarter was primarily attributable to an increase in the Company’s indebtedness to finance the Culver Specialty Brands acquisition, and an additional $0.8 million of deferred debt financing costs and bond discount relating to the acquisition financing.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $16.8 million, or $0.35 per diluted share, for the first quarter of 2012, as compared to reported net income of $13.3 million, or $0.27 per diluted share, for the first quarter of 2011.

For the first quarter of 2012, EBITDA increased 29.0% to $42.6 million from $33.0 million for the first quarter of 2011.

Guidance

B&G Foods reaffirmed its EBITDA guidance for fiscal 2012 of approximately $166.0 million to $170.0 million.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, April 19, 2012.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (800) 967-7188 for U.S. callers or (719) 457-1529 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 1400634. The replay will be available from April 19, 2012, through May 3, 2012.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures

“EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) is a “non-GAAP financial measure.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Additional information regarding EBITDA, and a reconciliation of EBITDA to net income and to net cash provided by operating activities is included below for the first quarters of 2012 and 2011, along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Molly McButter, Mrs. Dash, Ortega, Polaner,

Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ EBITDA expectations for fiscal 2012.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for fiscal 2011 filed on February 28, 2012 and in its subsequent reports on Form 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$19,964	$16,738
Trade accounts receivable, net	35,199	39,476
Inventories	85,989	85,234
Prepaid expenses	713	4,551
Income tax receivable	6,437	2,529
Deferred income taxes	1,685	1,696
Total current assets	149,987	150,224

Property, plant and equipment, net of accumulated depreciation of $92,314 and $89,856	61,296	61,930
Goodwill	262,827	262,827
Other intangibles, net	632,500	634,522
Other assets	22,474	23,420
Total assets	$1,129,084	$1,132,923

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$24,783	$24,427
Accrued expenses	17,805	26,719
Current portion of long-term debt	11,625	9,750
Dividends payable	13,060	10,971
Total current liabilities	67,273	71,867

Long-term debt	706,244	710,357
Other liabilities	8,015	9,409
Deferred income taxes	109,970	105,743
Total liabilities	891,502	897,376
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 48,369,789 and 47,700,132 shares issued and outstanding as of March 31, 2012 and December 31, 2011	484	477
Additional paid-in capital	145,010	159,916
Accumulated other comprehensive loss	(10,274)	(10,430)
Retained earnings	102,362	85,584
Total stockholders’ equity	237,582	235,547
Total liabilities and stockholders’ equity	$1,129,084	$1,132,923

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011

Net sales	$157,339	$131,405
Cost of goods sold	100,514	86,538
Gross profit	56,825	44,867

Operating expenses:
Selling, general and administrative expenses	16,640	14,150
Amortization expense	2,022	1,639
Operating income	38,163	29,078

Other expenses:
Interest expense, net	11,989	8,190
Income before income tax expense	26,174	20,888
Income tax expense	9,396	7,583
Net income	$16,778	$13,305

Weighted average shares outstanding:
Basic	48,039	47,982
Diluted	48,337	48,686

Earnings per share:
Basic	$0.35	$0.28
Diluted	$0.35	$0.27

Cash dividends declared per share	$0.27	$0.21

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011
Net income	$16,778	$13,305
Income tax expense	9,396	7,583
Interest expense, net	11,989	8,190
Depreciation and amortization	4,441	3,954
Loss on extinguishment of debt	—	—
EBITDA(1)	42,604	33,032
Income tax expense	(9,396)	(7,583)
Interest expense, net	(11,989)	(8,190)
Deferred income taxes	4,153	8,396
Amortization of deferred financing costs and bond discount	1,257	500
Realized gain on interest rate swap	—	(612)
Reclassification to net interest expense for interest rate swap	—	423
Share-based compensation expense	740	715
Excess tax benefits from share-based compensation	(8,118)	(1,117)
Changes in assets and liabilities	1,734	(13,898)
Net cash provided by operating activities	$20,985	$11,666

(1)                  EBITDA is a non-GAAP financial measure used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on this measure.  As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements.  EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.